EXHIBIT 5

                         SCHIFF HARDIN & WAITE
                           7200 SEARS TOWER
                       CHICAGO, ILLINOIS  60606


W. Brinkley Dickerson
(312) 258-5633

                           December 31, 1996


ANTEC Corporation
2850 West Golf Road
Rolling Meadows, Illinois 60008

          Re:  ANTEC Corporation Registration
               Statement on Form S-4
               -------------------------------------------------

Ladies and Gentlemen:

          We are acting as special counsel to ANTEC Corporation, a Delaware corporation, in connection with ANTEC's filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission covering up to 16,313,966 shares of common stock to be issued pursuant to the Plan of Merger, dated October 28, 1996, among ANTEC, TSX Corporation and TSX Acquisition Corporation. In that connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for the purposes of this opinion.

          Based upon the foregoing, it is our opinion that the ANTEC common stock when issued in exchange for shares of common stock of TSX, as contemplated by and described in the Registration Statement, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Opinions" in the Joint Proxy Statement-Prospectus contained in the Registration Statement.

                              Very truly yours,

                              SCHIFF HARDIN & WAITE

                              By:  /s/ W. Brinkley Dickerson, Jr.
                                   ------------------------------
                                   W. Brinkley Dickerson, Jr.